Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
THE THREE AND SIX MONTHS ENDED JUNE 30, 2024

SAN DIEGO, CALIFORNIA, August 5, 2024....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the three and six months ended June 30, 2024. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.
COMPANY HIGHLIGHTS:
For the three months ended June 30, 2024:
•Net income available to common stockholders was $256.8 million, or $0.29 per share
•Adjusted Funds from Operations ("AFFO") per share increased 6.0% to $1.06, compared to the three months ended June 30, 2023
•Invested $805.8 million at an initial weighted average cash yield of 7.9%
•Net Debt and Preferred Stock to Annualized Pro Forma Adjusted EBITDAre was 5.3x
•Achieved a rent recapture rate of 105.7% on properties re-leased

Event subsequent to June 30, 2024:
•ATM forward agreements for a total of 8.3 million shares remain unsettled with total expected net proceeds of approximately $447.8 million, of which 3.7 million shares were executed in July 2024

CEO Comments

“I am pleased with the continued momentum and acceleration compared to the first quarter, as evidenced by AFFO per share growth of 6.0% compared to the same quarter in 2023,” said Sumit Roy, Realty Income's President and Chief Executive Officer. “Supporting our stable and growing cash flow stream, our liquidity position remains strong, and our operations and portfolio of leading clients are healthy. Given these strengths, I am confident our global, diversified platform remains positioned to continue to deliver favorable risk-adjusted returns, given our current visibility into our future pipeline of opportunities.”

Select Financial Results
The following summarizes our select financial results (dollars in millions, except per share data).

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Total revenue	$1,339.4	$1,019.2	$2,599.9	$1,963.6
Net income available to common stockholders (1) (2)	$256.8	$195.4	$386.5	$420.4
Net income per share	$0.29	$0.29	$0.45	$0.63
Funds from operations available to common stockholders (FFO) (3)	$929.1	$688.0	$1,714.8	$1,372.3
FFO per share	$1.07	$1.02	$2.01	$2.05
Normalized funds from operations available to common stockholders (Normalized FFO) (3)	$931.9	$688.3	$1,811.7	$1,373.9
Normalized FFO per share	$1.07	$1.02	$2.12	$2.06
Adjusted funds from operations available to common stockholders (AFFO) (3)	$921.1	$671.7	$1,783.9	$1,322.5
AFFO per share	$1.06	$1.00	$2.09	$1.98
(1) The calculation to determine net income attributable to common stockholders includes provisions for impairment, gain on sales of real estate, and foreign currency gain and loss. These items can vary from quarter to quarter and can significantly impact net income available to common stockholders and period to period comparisons.
(2) Our financial results during the three and six months ended June 30, 2024 were impacted by the following transactions: (i) merger and integration-related costs related to our merger with Spirit Realty Capital, Inc. ("Spirit") of $2.8 million and $96.9 million, respectively, and (ii) $96.5 million and $185.9 million of provisions for impairment, respectively.
(3) FFO, Normalized FFO, and AFFO are non-GAAP financial measures. Normalized FFO is based on FFO and adjusted to exclude merger and integration-related costs and AFFO further adjusts Normalized FFO for unique revenue and expense items. Please see the Glossary for our definitions and explanations of how we utilize these metrics. Please see pages 10 and 11 herein for reconciliations to the most directly comparable GAAP measure.

Dividend Increases
We have continued our 55-year history of paying monthly dividends. In addition, we have increased our dividend four times to date during 2024. As of July 2024, we have paid 107 consecutive quarterly dividend increases and increased the dividend 126 times since our listing on the New York Stock Exchange (“NYSE”) in 1994. The annualized dividend amount as of June 30, 2024 was $3.156 per share. The amount of monthly dividends paid per share increased 1.6% to $0.777 during the three months ended June 30, 2024, as compared to $0.765 for the same period in 2023, representing 73.3% of our diluted AFFO per share of $1.06 during the three months ended June 30, 2024.

Real Estate Portfolio Update
As of June 30, 2024, we owned or held interests in 15,450 properties, which were leased to 1,551 clients doing business in 90 industries. Our diversified portfolio of commercial properties under long-term, net lease agreements is actively managed with a weighted average remaining lease term of approximately 9.6 years. Our portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of June 30, 2024, portfolio occupancy was 98.8% with 185 properties available for lease or sale, as compared to 98.6% as of March 31, 2024 and 99.0% as of June 30, 2023. Our property-level occupancy rates exclude properties with ancillary leases only, such as cell towers and billboards, and properties with possession pending and include properties owned by unconsolidated joint ventures. Below is a summary of our portfolio activity for the period indicated below:

Changes in Occupancy

Three months ended June 30, 2024
Properties available for lease at March 31, 2024	217
Lease expirations (1)	185
Re-leases to same client	(144)
Re-leases to new client	(9)
Vacant dispositions	(64)
Properties available for lease at June 30, 2024	185

Six months ended June 30, 2024
Properties available for lease at December 31, 2023	193
Lease expirations (1)	430
Re-leases to same client	(310)
Re-leases to new client	(21)
Vacant dispositions	(107)
Properties available for lease at June 30, 2024	185
(1)Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the periods indicated above.
During the three months ended June 30, 2024, the new annualized contractual rent on re-leases was $33.73 million, as compared to the previous annual rent of $31.91 million on the same units, representing a rent recapture rate of 105.7% on the units re-leased. We re-leased five units to new clients without a period of vacancy, and eight units to new clients after a period of vacancy. Please see the Glossary for our definition of annualized contractual rent.
During the six months ended June 30, 2024, the new annualized contractual rent on re-leases was $93.09 million, as compared to the previous annual rent of $88.82 million on the same units, representing a rent recapture rate of 104.8% on the units re-leased. We re-leased 14 units to new clients without a period of vacancy, and 15 units to new clients after a period of vacancy.

Investment Summary
The following table summarizes our investments in the U.S. and Europe for the period indicated below:

	Number of Properties	Investment ($ in millions)	Leasable Square Feet (in thousands)	Initial Weighted Average Cash Yield (1)	Weighted Average Term (Years)
Three months ended June 30, 2024
Acquisitions - U.S. real estate	15	$131.1	525	7.8%	20.5
Acquisitions - Europe real estate	6	115.3	500	8.1%	6.3
Total real estate acquisitions	21	$246.4	1,025	7.9%	13.8
Real estate properties under development (2)	99	181.9	5,599	7.3%	14.6
Other investments (3)	—	377.5	—	8.1%	6.0
Total investments (4)	120	$805.8	6,624	7.9%	10.2

Six months ended June 30, 2024
Acquisitions - U.S. real estate	20	$147.1	719	7.7%	19.3
Acquisitions - Europe real estate	14	417.9	1,564	8.2%	6.2
Total real estate acquisitions	34	$565.0	2,283	8.1%	9.5
Real estate properties under development (2)	164	461.3	6,517	7.3%	14.9
Other investments (3)	—	377.5	—	8.1%	6.0
Total investments (5)	198	$1,403.8	8,800	7.8%	10.2
(1)Initial weighted average cash yield is a supplemental operating measure. Cash income used in the calculation of initial weighted average cash yield for investments for the six months ended June 30, 2024 includes $0.5 million received as settlement credits as reimbursement of free rent periods. There were no settlement credits for the three months ended June 30, 2024. Please see the Glossary for our definitions of Initial Weighted Average Cash Yield and Cash Income.
(2) The three months ended June 30, 2024 includes £26.4 million of investments relating to U.K. development properties, €9.3 million of investments relating to Spain development properties, €6.9 million of investments relating to Portugal development properties, and $14.2 million of investments in an unconsolidated U.S. data center joint venture, converted at the applicable exchange rates on the funding dates. The six months ended June 30, 2024 includes £35.2 million of investments relating to U.K. development properties, €17.7 million of investments relating to Spain development properties, €6.9 million of investments relating to Portugal development properties, and $52.3 million of investments in an unconsolidated U.S. data center joint venture, converted at the applicable exchange rates on the funding dates.
(3) For the three and six months ended June 30, 2024, other investments relate to an investment in a senior secured note issued by a parent company of Asda based in the U.K.
(4) Clients we have invested in are 89.1% retail, 9.3% industrial, and 1.6% other based on cash income. Approximately 10% of the annualized cash income generated from acquisitions is from investment grade rated clients, their subsidiaries or affiliated companies. Please see the Glossary for our definition of Investment Grade Clients and Cash Income.
(5) Clients we have invested in are 87.2% retail, 9.5% industrial, and 3.3% other based on cash income. Approximately 24% of the annualized cash income generated from acquisitions is from investment grade rated clients, their subsidiaries or affiliated companies.
Same Store Rental Revenue
The following summarizes our same store rental revenue for 13,602 and 11,671 properties under lease for the three and six months ended June 30, 2024, respectively (dollars in millions):

	Three months ended June 30,		Six months ended June 30,		% Increase
	2024	2023	2024	2023	Three Months	Six Months
Same store rental revenue	$1,000.4	$998.2	$1,680.4	$1,673.1	0.2%	0.4%

For purposes of comparability, same store rental revenue is presented on a constant currency basis using the applicable exchange rate as of June 30, 2024. None of the properties in France, Germany, Ireland or Portugal met our same store pool definition for the periods presented. Beginning with the second quarter of 2024, properties acquired through the merger with Spirit were considered under each element of our Same Store Pool criteria, except for the requirement that the property be owned for the full comparative period. If the property was owned by Spirit for the full comparative period and each of the other criteria were met, the property was included in our Same Store Pool. Please see the Glossary to see definitions of our Same Store Pool and Same Store Rental Revenue.

Property Dispositions
The following summarizes our property dispositions (dollars in millions):

	Three months ended June 30, 2024	Six months ended June 30, 2024
Properties sold	76	122
Net sales proceeds	$106.3	$201.9
Gain on sale of real estate	$25.2	$41.7
Liquidity and Capital Markets

Capital Raising
During the three months ended June 30, 2024, 3.5 million shares of common stock were sold, but remain unsettled, pursuant to forward sale agreements through our ATM program. As of June 30, 2024, there were approximately 4.7 million shares of unsettled common stock subject to forward sale agreements through our ATM program, representing approximately $247.8 million in expected net proceeds and a weighted average initial gross price of $53.32 per share. ATM net sale proceed amounts assume full physical settlement of all outstanding shares of common stock, subject to such forward sale agreements and certain assumptions made with respect to settlement dates. As of August 5, 2024, ATM forward agreements for a total of 8.3 million shares remain unsettled with total expected net proceeds of approximately $447.8 million, of which 3.7 million shares were executed in July 2024.
Liquidity
As of June 30, 2024, we had $3.8 billion of liquidity, which consists of cash and cash equivalents of $442.8 million, unsettled ATM forward equity of $247.8 million, and $3.1 billion of availability under our $4.25 billion unsecured revolving credit facility, net of $846.6 million of borrowing on the revolving credit facility and after deducting $302.2 million in borrowings under our commercial paper programs. We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under these programs.

Earnings Guidance
Summarized below are approximate estimates of the key components of our 2024 earnings guidance.

	Prior 2024 Guidance (1)	Revised 2024 Guidance
Net income per share (2)	$1.26 - $1.35	$1.21 - $1.30
Real estate depreciation and impairments per share (3)	$2.84	$2.92
Other adjustments per share (3)	$0.09	$0.06
Normalized FFO per share (2)(4)	$4.19 - $4.28	$4.19 - $4.28
AFFO per share (4)	$4.15 - $4.21	$4.15 - $4.21
Same store rent growth (5)	Approx 1.0%	Approx 1.0%
Occupancy	Over 98%	Over 98%
Cash G&A expenses (% of revenues) (6)(7)	Approx 3.0%	Approx 3.0%
Property expenses (non-reimbursable) (% of revenues) (6)	1.0% - 1.5%	1.0% - 1.5%
Income tax expenses	$65 - $75 million	$65 - $75 million
Investment volume (8)	Approx $3.0 billion	Approx $3.0 billion
Disposition volume	—	$400 - $500 million

(1) As issued on June 4, 2024.
(2) Net income per share and Normalized FFO per share include non-cash interest expense impact related to the Spirit merger.
(3) Includes gain on sales of properties and merger and integration-related costs.
(4) Normalized FFO per share and AFFO per share exclude merger and integration-related costs. Per share amounts may not add due to rounding.
(5) Reserve reversals recognized in 2023 represent an approximately 30 basis point headwind to same store rent growth in 2024.
(6) Revenue excludes contractually obligated reimbursements by our clients. Cash G&A expenses exclude stock-based compensation expense.
(7) G&A expenses inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 3.4% - 3.7% in 2024.
(8) Investment volume excludes merger with Spirit, which closed January 23, 2024.

Conference Call Information
In conjunction with the release of our operating results, we will host a conference call on August 6, 2024 at 11:00 a.m. PDT to discuss the operating results. To access the conference call, dial (833) 816-1264 (United States) or (412) 317-5632 (International). When prompted, please ask for the Realty Income conference call.
A telephone replay of the conference call can also be accessed by calling (877) 344-7529 (United States) or (412) 317-0088 (International) and entering the conference ID 5149409. The telephone replay will be available through August 13, 2024.
A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.
Supplemental Materials and Sustainability Report
Supplemental Operating and Financial Data for the six months ended June 30, 2024 is available on our corporate website at www.realtyincome.com/investors/quarterly-and-annual-results.
The Sustainability Report for the year ended December 31, 2022 is available on our corporate website at esg.realtyincome.com/indicators/sustainability_report. We expect to publish our Sustainability Report for the year ended December 31, 2023 in the third quarter of 2024. Our Green Financing Framework is also available on our corporate website at esg.realtyincome.com/indicators/green_financing.
About Realty Income
Realty Income (NYSE: O), an S&P 500 company, is real estate partner to the world's leading companies. Founded in 1969, we invest in diversified commercial real estate and have a portfolio of 15,450 properties in all 50 U.S. states, the U.K., and six other countries in Europe. We are known as "The Monthly Dividend Company®," and have a mission to deliver stockholders dependable monthly dividends that grow over time. Since our founding, we have declared 649 consecutive monthly dividends and are a member of the S&P 500 Dividend Aristocrats® index for having increased our dividend for the last 29 consecutive years. Additional information about the company can be found at www.realtyincome.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this press release, the words “estimated,” “anticipated,” “expect,” “believe,” “intend,” “continue,” “should,” “may,” “likely,” “plans,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of our business and portfolio; growth strategies and intentions to acquire or dispose of properties (including geographies, timing, partners, clients and terms); re-leases, re-development and speculative development of properties and expenditures related thereto; future operations and results; the announcement of operating results, strategy, plans, and the intentions of management; guidance; settlement of shares of common stock sold pursuant to forward sale confirmations under our ATM program; dividends, including the amount, timing and payments of dividends related thereto; and trends in our business, including trends in the market for long-term leases of freestanding, single-client properties. Forward-looking statements are subject to risks, uncertainties, and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a real estate investment trust; general domestic and foreign business, economic, or financial conditions; competition; fluctuating interest and currency rates; inflation and its impact on our clients and us; access to debt and equity capital markets and other sources of funding (including the terms and partners of such funding); continued volatility and uncertainty in the credit markets and broader financial markets; other risks inherent in the real estate business including our clients' solvency, client defaults under leases, increased client bankruptcies, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters; impairments in the value of our real estate assets; changes in domestic and foreign income tax laws and rates; property ownership through joint ventures, partnerships and other arrangements which may limit control of the underlying investments; epidemics or pandemics including measures taken to limit their spread, the impacts on us, our business, our clients, and the economy generally; the loss of key personnel; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; the anticipated benefits from mergers and acquisitions including from the merger with Spirit; and those additional risks and factors discussed in our reports filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements are not guarantees of future plans and performance and speak only as of the date of this press release. Actual plans and operating results may differ materially from what is expressed or forecasted in this press release. We do not undertake any obligation to update forward-looking statements or publicly release the results of any forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Relations:
Steve Bakke
Senior Vice President, Corporate Finance
+1 858 284 5425
sbakke@realtyincome.com

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
REVENUE
Rental (including reimbursable) (1)	$1,284,728	$995,289	$2,492,897	$1,920,578
Other	54,715	23,916	107,031	43,026
Total revenue	1,339,443	1,019,205	2,599,928	1,963,604
EXPENSES
Depreciation and amortization	605,570	472,278	1,186,634	923,755
Interest	246,931	183,857	487,545	337,989
Property (including reimbursable)	99,851	94,703	189,212	164,100
General and administrative	45,070	36,829	85,912	70,996
Provisions for impairment	96,458	29,815	185,947	42,993
Merger and integration-related costs	2,754	341	96,858	1,648
Total expenses	1,096,634	817,823	2,232,108	1,541,481
Gain on sales of real estate	25,153	7,824	41,727	12,103
Foreign currency and derivative gain (loss), net	511	(2,552)	4,557	7,770
Equity in earnings of unconsolidated entities	2,029	411	353	411
Other income, net	6,108	3,020	11,554	5,750
Income before income taxes	276,610	210,085	426,011	448,157
Income taxes	(15,642)	(12,932)	(31,144)	(24,882)
Net income	260,968	197,153	394,867	423,275
Net income attributable to noncontrolling interests	(1,577)	(1,738)	(3,192)	(2,844)
Net income attributable to the Company	259,391	195,415	391,675	420,431
Preferred stock dividends	(2,587)	—	(5,175)	—
Net income available to common stockholders	$256,804	$195,415	$386,500	$420,431

Funds from operations available to common stockholders (FFO)	$929,133	$687,985	$1,714,816	$1,372,276
Normalized funds from operations available to common stockholders (Normalized FFO)	$931,887	$688,326	$1,811,674	$1,373,924
Adjusted funds from operations available to common stockholders (AFFO)	$921,074	$671,737	$1,783,945	$1,322,466
Per share information for common stockholders:
Net income available to common stockholders per common share:
Basic	$0.30	$0.29	$0.45	$0.63
Diluted	$0.29	$0.29	$0.45	$0.63
FFO per common share:
Basic	$1.07	$1.02	$2.01	$2.06
Diluted	$1.07	$1.02	$2.01	$2.05
Normalized FFO per common share, basic and diluted	$1.07	$1.02	$2.12	$2.06
AFFO per common share, basic and diluted	$1.06	$1.00	$2.09	$1.98
Cash dividends paid per common share	$0.7765	$0.7650	$1.5460	$1.5165
(1) Includes lease termination fees recognized in rental revenue of $16.3 million and $0.6 million for the three months ended June 30, 2024 and 2023, respectively, and $16.8 million and $3.3 million for the six months ended June 30, 2024 and 2023, respectively. Also includes rental revenue (reimbursable) of $80.6 million and $87.7 million for the three months ended June 30, 2024 and 2023, respectively, and $153.3 million and $147.3 million for the six months ended June 30, 2024 and 2023, respectively. Additionally, it includes reserves to rental revenue, exclusive of non-cash reserves, of $8.0 million and $2.9 million for the three months ended June 30, 2024 and 2023, respectively, and $9.2 million and $4.4 million for the six months ended June 30, 2024 and 2023, respectively.

FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FUNDS FROM OPERATIONS (Normalized FFO)
(in thousands, except per share amounts)

FFO and Normalized FFO are non-GAAP financial measures. Please see the Glossary for our definitions and explanations of how we utilize these metrics.

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023

Net income available to common stockholders	$256,804	$195,415	$386,500	$420,431
Depreciation and amortization	605,570	472,278	1,186,634	923,755
Depreciation of furniture, fixtures and equipment	(610)	(297)	(1,233)	(839)
Provisions for impairment of real estate	87,204	29,815	175,401	42,993
Gain on sales of real estate	(25,153)	(7,824)	(41,727)	(12,103)
Proportionate share of adjustments for unconsolidated entities	6,380	(465)	11,054	(465)
FFO adjustments allocable to noncontrolling interests	(1,062)	(937)	(1,813)	(1,496)
FFO available to common stockholders	$929,133	$687,985	$1,714,816	$1,372,276
FFO allocable to dilutive noncontrolling interests	1,595	1,371	2,935	2,791
Diluted FFO	$930,728	$689,356	$1,717,751	$1,375,067

FFO available to common stockholders	$929,133	$687,985	$1,714,816	$1,372,276
Merger and integration-related costs	2,754	341	96,858	1,648
Normalized FFO available to common stockholders	$931,887	$688,326	$1,811,674	$1,373,924
Normalized FFO allocable to dilutive noncontrolling interests	1,595	1,371	2,935	2,791
Diluted Normalized FFO	$933,482	$689,697	$1,814,609	$1,376,715
FFO per common share:
Basic	$1.07	$1.02	$2.01	$2.06
Diluted	$1.07	$1.02	$2.01	$2.05
Normalized FFO per common share, basic and diluted	$1.07	$1.02	$2.12	$2.06
Distributions paid to common stockholders	$676,215	$515,091	$1,312,714	$1,012,336
FFO available to common stockholders in excess of distributions paid to common stockholders	$252,918	$172,894	$402,102	$359,940
Normalized FFO available to common stockholders in excess of distributions paid to common stockholders	$255,672	$173,235	$498,960	$361,588
Weighted average number of common shares used for FFO and Normalized FFO:
Basic	870,319	674,109	852,621	667,357
Diluted	872,520	676,388	854,806	669,903

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(in thousands, except per share amounts)

AFFO is a non-GAAP financial measure. Please see the Glossary for our definition and an explanation of how we utilize this metric.

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Net income available to common stockholders	$256,804	$195,415	$386,500	$420,431
Cumulative adjustments to calculate Normalized FFO (1)	675,083	492,911	1,425,174	953,493
Normalized FFO available to common stockholders	931,887	688,326	1,811,674	1,373,924
Amortization of share-based compensation	7,267	7,623	16,519	13,923
Amortization of net debt discounts (premiums) and deferred financing costs (2)	799	(10,509)	5,000	(24,197)
Non-cash gain on interest rate swaps	(1,799)	(1,799)	(3,600)	(3,600)
Non-cash change in allowance for credit losses	9,254	—	10,546	—
Straight-line impact of cash settlement on interest rate swaps (3)	1,797	1,797	3,595	3,595
Leasing costs and commissions	(2,129)	(5,032)	(3,056)	(5,476)
Recurring capital expenditures	(52)	(85)	(52)	(138)
Straight-line rent and expenses, net	(47,587)	(33,963)	(92,447)	(70,448)
Amortization of above and below-market leases, net	13,806	19,670	28,080	37,028
Proportionate share of adjustments for unconsolidated entities	(538)	—	382	—
Other adjustments (4)	8,369	5,709	7,304	(2,145)
AFFO available to common stockholders	$921,074	$671,737	$1,783,945	$1,322,466
AFFO allocable to dilutive noncontrolling interests	1,587	1,382	2,946	2,813
Diluted AFFO	$922,661	$673,119	$1,786,891	$1,325,279
AFFO per common share, basic and diluted	$1.06	$1.00	$2.09	$1.98
Distributions paid to common stockholders	$676,215	$515,091	$1,312,714	$1,012,336
AFFO available to common stockholders in excess of distributions paid to common stockholders	$244,859	$156,646	$471,231	$310,130
Weighted average number of common shares used for AFFO:
Basic	870,319	674,109	852,621	667,357
Diluted	872,520	676,388	854,806	669,903
(1)See Normalized FFO calculations on page 10 for reconciling items.
(2)Includes the amortization of net premiums and discounts on notes payable and assumption of our mortgages payable, which are being amortized over the life of the applicable debt, and costs incurred and capitalized upon issuance and exchange of our notes payable, assumption of our mortgages payable and issuance of our term loans, which are also being amortized over the lives of the applicable debt. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.
(3)Represents the straight-line amortization of $72.0 million gain realized upon the termination of $500.0 million in notional interest rate swaps in October 2022, over the term of the $750.0 million of 5.625% senior unsecured notes due October 2032.
(4)Includes non-cash foreign currency losses (gains) from remeasurement to USD, mark-to-market adjustments on investments and derivatives that are non-cash in nature, straight-line payments from cross-currency swaps, obligations related to financing lease liabilities, and adjustments allocable to noncontrolling interests.

HISTORICAL FFO AND AFFO
(in thousands, except per share amounts)

For the three months ended June 30,	2024	2023	2022	2021	2020
Net income available to common stockholders	$256,804	$195,415	$223,207	$124,479	$107,824
Depreciation and amortization, net of furniture, fixtures and equipment	604,960	471,981	408,948	187,716	168,176
Provisions for impairment of real estate	87,204	29,815	7,691	17,246	13,869
Gain on sales of real estate	(25,153)	(7,824)	(40,572)	(14,901)	(1,323)
Proportionate share of adjustments for unconsolidated entities	6,380	(465)	9,860	—	—
FFO adjustments allocable to noncontrolling interests	(1,062)	(937)	(319)	(165)	(208)
FFO available to common stockholders	$929,133	$687,985	$608,815	$314,375	$288,338
Merger and integration-related costs	2,754	341	2,729	13,298	—
Normalized FFO available to common stockholders	$931,887	$688,326	$611,544	$327,673	$288,338
FFO per diluted share	$1.07	$1.02	$1.01	$0.84	$0.84
Normalized FFO per diluted share	$1.07	$1.02	$1.02	$0.88	$0.84
AFFO available to common stockholders	$921,074	$671,737	$583,728	$327,647	$295,241
AFFO per diluted share	$1.06	$1.00	$0.97	$0.88	$0.86
Common stock dividends paid	$0.7765	$0.7650	$0.7410	$0.7050	$0.6990
Weighted average diluted shares outstanding - FFO, Normalized FFO and AFFO	872,520	676,388	603,091	374,804	344,148

For the six months ended June 30,	2024	2023	2022	2021	2020
Net income available to common stockholders	$386,500	$420,431	$422,576	$220,419	$254,651
Depreciation and amortization, net of furniture, fixtures and equipment	1,185,401	922,916	812,232	365,330	332,635
Provisions for impairment of real estate	175,401	42,993	14,729	19,966	18,347
Gain on sales of real estate	(41,727)	(12,103)	(50,728)	(23,302)	(39,829)
Proportionate share of adjustments for unconsolidated entities	11,054	(465)	12,095	—	—
FFO adjustments allocable to noncontrolling interests	(1,813)	(1,496)	(673)	(331)	(363)
FFO available to common stockholders	$1,714,816	$1,372,276	$1,210,231	$582,082	$565,441
Merger and integration-related costs	96,858	1,648	9,248	13,298	—
Normalized FFO available to common stockholders	$1,811,674	$1,373,924	$1,219,479	$595,380	$565,441
FFO per diluted share	$2.01	$2.05	$2.02	$1.56	$1.66
Normalized FFO per diluted share	$2.12	$2.06	$2.04	$1.60	$1.66
AFFO available to common stockholders	$1,783,945	$1,322,466	$1,163,826	$645,869	$592,463
AFFO per diluted share	$2.09	$1.98	$1.94	$1.73	$1.74
Common stock dividends paid	$1.5460	$1.5165	$1.4805	$1.4085	$1.3915
Weighted average diluted shares outstanding - FFO, Normalized FFO and AFFO	854,806	669,903	599,201	373,435	340,744

ADJUSTED EBITDAre
(dollars in thousands)

Adjusted EBITDAre, Annualized Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Annualized Pro Forma Adjusted EBITDAre, Net Debt/Annualized Adjusted EBITDAre, Net Debt/Annualized Pro Forma Adjusted EBITDAre, Net Debt and Preferred/ Annualized Adjusted EBITDAre, and Net Debt and Preferred/ Annualized Pro Forma Adjusted EBITDAre are non-GAAP financial measures. Please see the Glossary for our definition and an explanation of how we utilize these metrics.

	Three months ended June 30,
	2024		2023
Net income	$260,968		$197,153
Interest	246,931		183,857
Income taxes	15,642		12,932
Depreciation and amortization	605,570		472,278
Provisions for impairment	96,458		29,815
Merger and integration-related costs	2,754		341
Gain on sales of real estate	(25,153)		(7,824)
Foreign currency and derivative (gain) loss, net	(511)		2,552
Proportionate share of adjustments from unconsolidated entities	16,911		(411)
Quarterly Adjusted EBITDAre	$1,219,570		$890,693
Annualized Adjusted EBITDAre (1)	$4,878,280		$3,562,772
Annualized Pro Forma Adjustments	$33,813		$87,712
Annualized Pro Forma Adjusted EBITDAre	$4,912,093		$3,650,484
Total debt per the consolidated balance sheet, excluding deferred financing costs and net premiums and discounts	$25,712,293		$19,538,466
Proportionate share of unconsolidated entities debt, excluding deferred financing costs	659,190		—
Less: Cash and cash equivalents	(442,820)		(253,693)
Net Debt (2)	$25,928,663		$19,284,773
Preferred Stock	167,394		—
Net Debt and Preferred Stock	$26,096,057		$19,284,773
Net Debt/Annualized Adjusted EBITDAre	5.3	x	5.4	x
Net Debt/Annualized Pro Forma Adjusted EBITDAre	5.3	x	5.3	x
Net Debt and Preferred/ Annualized Adjusted EBITDAre	5.3	x	5.4	x
Net Debt and Preferred/ Annualized Pro Forma Adjusted EBITDAre	5.3	x	5.3	x
(1) We calculate Annualized Adjusted EBITDAre by multiplying the Quarterly Adjusted EBITDAre by four.
(2) Net Debt is total debt per our consolidated balance sheets, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents.

The Annualized Pro Forma Adjustments, which include transaction accounting adjustments in accordance with U.S GAAP, consist of adjustments to incorporate Adjusted EBITDAre from investments we acquired or stabilized during the applicable quarter and remove Adjusted EBITDAre from investments we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The Annualized Pro Forma Adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes. The following table summarizes our Annualized Pro Forma Adjustments related to our Annualized Pro Forma Adjusted EBITDAre calculation for the periods indicated below (in thousands):

	Three months ended June 30,
	2024	2023
Annualized pro forma adjustments from investments acquired or stabilized	$39,329	$87,510
Annualized pro forma adjustments from investments disposed	(5,516)	202
Annualized Pro Forma Adjustments	$33,813	$87,712

Adjusted Free Cash Flow
(in thousands)

Adjusted Free Cash Flow and Annualized Adjusted Free Cash Flow are non-GAAP financial measures. Please see the Glossary for our definition and an explanation of how we utilize these metrics.

	Six months ended June 30,
	2024	2023
Net cash provided by operating activities	$1,759,845	$1,466,113
Non-recurring capital expenditures	(51,644)	(29,458)
Distributions paid to common stockholders	(1,312,714)	(1,012,336)
Distributions paid to preferred stockholders	(5,175)	—
Merger and integration-related costs (1)	72,107	1,648
Increase in net working capital	(37,219)	(142,475)
Lease termination fees	(16,832)	(3,332)
Adjusted Free Cash Flow	$408,368	$280,160
Annualized Adjusted Free Cash Flow	$816,736	$560,320
(1) Excludes share-based compensation costs recognized in merger and integration-related costs.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts) (unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Real estate held for investment, at cost:
Land	$16,760,251	$14,929,310
Buildings and improvements	39,895,617	34,657,094
Total real estate held for investment, at cost	56,655,868	49,586,404
Less accumulated depreciation and amortization	(6,693,997)	(6,072,118)
Real estate held for investment, net	49,961,871	43,514,286
Real estate and lease intangibles held for sale, net	190,570	31,466
Cash and cash equivalents	442,820	232,923
Accounts receivable, net	788,639	710,536
Lease intangible assets, net	6,730,472	5,017,907
Goodwill	4,931,159	3,731,478
Investment in unconsolidated entities	1,219,759	1,172,118
Other assets, net	3,795,641	3,368,643
Total assets	$68,060,931	$57,779,357

LIABILITIES AND EQUITY
Distributions payable	$231,160	$195,222
Accounts payable and accrued expenses	884,087	738,526
Lease intangible liabilities, net	1,704,747	1,406,853
Other liabilities	866,992	811,650
Line of credit payable and commercial paper	1,148,787	764,390
Term loans, net	2,370,057	1,331,841
Mortgages payable, net	199,031	821,587
Notes payable, net	21,741,606	18,602,319
Total liabilities	$29,146,467	$24,672,388
6.000% Series A cumulative redeemable preferred stock and paid in capital, par value $0.01 per share, 69,900 shares authorized, 6,900 shares and no shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively, liquidation preference $25.00 per share	$167,394	$—
Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 1,300,000 shares authorized, 870,848 and 752,460 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	$46,230,789	$39,629,709
Distributions in excess of net income	(7,724,318)	(6,762,136)
Accumulated other comprehensive income	75,322	73,894
Total stockholders’ equity	$38,581,793	$32,941,467
Noncontrolling interests	165,277	165,502
Total equity	$38,747,070	$33,106,969
Total liabilities and equity	$68,060,931	$57,779,357

GLOSSARY
Adjusted EBITDAre. The National Association of Real Estate Investment Trusts (Nareit) established an EBITDA metric for real estate companies (i.e., EBITDA for real estate, or EBITDAre) it believed would provide investors with a consistent measure to help make investment decisions among certain REITs. Our definition of “Adjusted EBITDAre” is generally consistent with the Nareit definition, other than our adjustment to remove foreign currency and derivative gain and loss, excluding the gain and loss from the settlement of foreign currency forwards not designated as hedges. We define Adjusted EBITDAre, a non-GAAP financial measure, for the most recent quarter as earnings (net income) before (i) interest expense, including non-cash loss (gain) on swaps, (ii) income and franchise taxes, (iii) gain on extinguishment of debt, (iv) real estate depreciation and amortization, (v) provisions for impairment, (vi) merger and integration-related costs, (vii) gain on sales of real estate, (viii) foreign currency and derivative gain and loss, net, (ix) gain on settlement of foreign currency forwards, and (x) our proportionate share of adjustments from unconsolidated entities. Our Adjusted EBITDAre may not be comparable to Adjusted EBITDAre reported by other companies or as defined by Nareit, and other companies may interpret or define Adjusted EBITDAre differently than we do. Management believes Adjusted EBITDAre to be a meaningful measure of a REIT’s performance because it provides a view of our operating performance, analyzes our ability to meet interest payment obligations before the effects of income tax, depreciation and amortization expense, provisions for impairment, gain on sales of real estate and other items, as defined above, that affect comparability, including the removal of non-recurring and non-cash items that industry observers believe are less relevant to evaluating the operating performance of a company. In addition, EBITDAre is widely followed by industry analysts, lenders, investors, rating agencies, and others as a means of evaluating the operational cash generating capacity of a company prior to servicing debt obligations. Management also believes the use of an annualized quarterly Adjusted EBITDAre metric is meaningful because it represents our current earnings run rate for the period presented. The ratio of our total debt to our annualized quarterly Adjusted EBITDAre is also used to determine vesting of performance share awards granted to our executive officers. Adjusted EBITDAre should be considered along with, but not as an alternative to, net income as a measure of our operating performance.
Adjusted Free Cash Flow, a non-GAAP financial measure, is defined as net cash provided by operating activities, excluding merger and integration-related costs, changes in net working capital and lease termination fees, less non-recurring capital expenditures and dividends paid. We believe adjusted free cash flow to be a useful liquidity measure for us and our investors by helping to evaluate our ability to generate cash beyond what is needed to fund capital expenditures, debt service and other obligations. Notwithstanding cash on hand and incremental borrowing capacity, adjusted free cash flow reflects our ability to grow our business through investments and acquisitions, as well as our ability to return cash to shareholders through dividends. Adjusted free cash flow is not considered under generally accepted accounting principles to be a primary measure of an entity’s residual cash flow available for discretionary spending, and accordingly should not be considered an alternative to operating income, net income, or amounts shown in our consolidated statements of cash flows.
Adjusted Funds From Operations (AFFO), a non-GAAP financial measure, is defined as FFO adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance. Most companies in our industry use a similar measurement to AFFO, but they may use the term "CAD" (for Cash Available for Distribution) or "FAD" (for Funds Available for Distribution). We believe AFFO provides useful information to investors because it is a widely accepted industry measure of the operating performance of real estate companies used by the investment community. In particular, AFFO provides an additional measure to compare the operating performance of different REITs without having to account for differing depreciation assumptions and other unique revenue and expense items which are not pertinent to measuring a particular company’s ongoing operating performance. Therefore, we believe that AFFO is an appropriate supplemental performance metric, and that the most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders.
Annualized Adjusted EBITDAre, a non-GAAP financial measure, is calculated by annualizing Adjusted EBITDAre.
Annualized Contractual Rent of our acquisitions and properties under development is the monthly aggregate cash amount charged to clients, inclusive of monthly base rent receivables, as of the balance sheet date, multiplied by 12, excluding percentage rent, interest income on loans and preferred equity investments, and including our pro rata share of such revenues from properties owned by unconsolidated joint ventures. We believe total annualized contractual rent is a useful supplemental operating measure, as it excludes entities that were no longer owned at the balance sheet date and includes the annualized rent from properties acquired during the quarter. Total annualized contractual rent has not been reduced to reflect reserves recorded as reductions to GAAP rental revenue in the periods presented.
Annualized Adjusted Free Cash Flow, a non-GAAP financial measure, is calculated by annualizing Adjusted Free Cash Flow.
Annualized Pro Forma Adjusted EBITDAre, a non-GAAP financial measure, is defined as Adjusted EBITDAre, which includes transaction accounting adjustments in accordance with U.S. GAAP, consists of adjustments to incorporate Adjusted EBITDAre from investments we acquired or stabilized during the applicable quarter and removes Adjusted EBITDAre from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable quarter. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The annualized pro forma adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes and bonds.
Cash Income represents actual rent for real estate acquisitions as well as rent to be received upon completion of the properties under development. For unconsolidated entities, this represents our pro rata share of the cash income. For loans receivable and preferred equity investments, this represents interest income and preferred dividend income, respectively.
Funds From Operations (FFO), a non-GAAP financial measure, consistent with the Nareit definition, is net income available to common stockholders, plus depreciation and amortization of real estate assets, plus provisions for impairments of depreciable real estate assets, and reduced by gain on property sales. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered measures of liquidity, of our ability to make cash distributions, or of our ability to pay interest payments. We consider FFO to be an appropriate supplemental measure of a REIT’s operating performance as it is based on a net income analysis of property portfolio performance that adds back items such as depreciation and impairments for FFO. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT using historical accounting for depreciation could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure. In addition, FFO is used as a measure of our compliance with the financial covenants of our credit facility.
Initial Weighted Average Cash Yield for acquisitions and properties under development is computed as Cash Income for the first twelve months following the acquisition date, divided by the total cost of the property (including all expenses borne by us), and includes our pro-rata share of Cash Income from unconsolidated joint ventures. Initial weighted average cash yield for loans receivable and preferred equity investment is computed using the Cash Income for the first twelve months following the acquisition date (based on interest rates in place as of the date of acquisition), divided by the total cost of the investment.
Investment Grade Clients are our clients with a credit rating, and our clients that are subsidiaries or affiliates of companies with a credit rating, as of the balance sheet date, of Baa3/BBB- or higher from one of the three major rating agencies (Moody’s/S&P/Fitch).

Net Debt/Annualized Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents), divided by Annualized Adjusted EBITDAre.
Net Debt/Annualized Pro Forma Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents), divided by Annualized Pro Forma Adjusted EBITDAre.
Net Debt and Preferred/Annualized Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents) plus our preferred stock, divided by Annualized Adjusted EBITDAre.
Net Debt and Preferred/Annualized Pro Forma Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents) plus our preferred stock, divided by Annualized Pro Forma Adjusted EBITDAre.
Normalized Funds from Operations Available to Common Stockholders (Normalized FFO), a non-GAAP financial measure, is FFO excluding merger and integration-related costs.
Same Store Pool, for purposes of determining the properties used to calculate our same store rental revenue, includes all properties that we owned for the entire year-to-date period, for both the current and prior year except for properties during the current or prior year that were: (i) vacant at any time,(ii) under development or redevelopment, or (iii) involved in eminent domain and rent was reduced.
Same Store Rental Revenue excludes straight-line rent, the amortization of above and below-market leases, and reimbursements from clients for recoverable real estate taxes and operating expenses. For purposes of comparability, same store rental revenue is presented on a constant currency basis by applying the exchange rate as of the balance sheet date to base currency rental revenue.